Bausch & Lomb Incorporated Exhibit 11 Statement Regarding Computation of Per Share Earnings (Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)
	Three Months Ended		Six Months Ended
	June 30,	June 24,	June 30,	June 24,
	2001	2000	2001	2000
Net Income Before Change in Accounting principle	$6.8	$34.6	$5.5	$73.8
Change in accounting principle, net of taxes	-	-	0.3	-
Net Income (a)	$6.8	$34.6	$5.8	$73.8

Actual outstanding Common and Class B shares at beginning of period	53,624	53,077	53,473	57,376

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	(31)	67	73	(2,458)

Weighted Basic Shares (b)	53,593	53,144	53,546	54,918

Effect of assumed exercise of
Common stock equivalents	188	866	228	856

Weighted Diluted Shares (c)	53,781	54,010	53,774	55,774

Basic Earnings Per Share (a/b)	$0.13	$0.65	$0.11	$1.34

Diluted Earnings Per Share (a/c)	$0.13	$0.64	$0.11	$1.32